Exhibit 99.1 (c)

FIRST CHINA PHARMACEUTICAL GROUP LIMITED
INTERIM BALANCE SHEETS
(Stated in US Dollars)

			As of
			June 30,
	Notes		2010
			$

ASSETS
Current Assets
Cash and cash equivalents			1,305
Restricted cash	2	(e)	-
Due from a related party	3		1,285

Total current assets			2,590

Long-term Investment, net	6		294,470

TOTAL ASSETS			297,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	7		-
Other payable and accrued liabilities	8		295,883
Income tax payable			-

Total Current Liabilities			295,883

TOTAL LIABILITIES			295,883

COMMITMENTS AND CONTINGENCIES	13		-

STOCKHOLDERS’ EQUITY
Common stock	10		1,285
Authorized, issued and outstanding:
10,000 common shares, par value HK$1 per share
Retained earnings			(108)
Accumulated other comprehensive income
- foreign currency translation adjustments

TOTAL STOCKHOLDER’S EQUITY			1,177

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY			297,060

FIRST CHINA PHARMACEUTICAL GROUP LIMITED
INTERIM STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Stated in US Dollars)

		Three months ended	Six months ended
		June 30,	June 30,
	Notes	2010	2010
		$	$

Net sales		-	-
Costs of sales		-	-

Gross profit		-	-
Selling expenses		-	-
Administrative expenses		(59)	(59)
Depreciation and amortization		-	-
Other (losses)/gains-		-	-
Other operating expenses		-	-

Income from operations		(59)	(59)
Interest income		-	-
Interest expense		(49)	(49)

Income before tax		(108)	(108)
Income tax		-	-

Net income		(108)	(108)
Other comprehensive income
- foreign currency translation adjustments		-	-

Comprehensive income		(108)	(108)

FIRST CHINA PHARMACEUTICAL GROUP LIMITED
INTERIM STATEMENTS OF SHAREHOLDERS’ EQUITY
(Stated in US Dollars)

	Common stock		Additional paid-in	Retained
	Shares	Amount	capital	earnings	Total
		$	$	$	$

Balance, April 29, 2010 (Incorporation date)	10,000	1,285	-	-	1,285
Net income	-	-	-	(108)	(108)
Foreign currency translation adjustments	-	-	-	-	-

Balance, June 30, 2010	10,000	1,285	-	(108)	1,177

FIRST CHINA PHARMACEUTICAL GROUP LIMITED
INTERIM STATEMENT OF CASH FLOWS
(Stated in US Dollars)

From the date of incorporation
to June 30,
2010
$

Cash Flows from Operating Activities
Net income	(108)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	-
Changes in operating assets and liabilities:
Due from (to) a related party	(1,285)
Other payables and accrued liabilities	295,883

Net cash used in operating activities	294,490

Cash Flows from Investing Activities
Long-term Investment	(294,470)

Net cash used in investing activities	(294,470)

Cash flows from financing activities
Capital Contribution	1,285
Decrease (increase) in restricted cash	-

Net cash provided by (used in) financing activities	1,285

Effect of foreign currency translation on cash and cash
equivalents	-

Net decrease in cash and cash equivalents	1,305

Cash and cash equivalents - beginning of period	-

Cash and cash equivalents - end of period	1,305

Supplemental disclosures for cash flow information:

Cash paid for:
Interest	-
Income taxes	-